EXHIBIT 99

Hasbro Elects Kenneth Bronfin to Its Board of Directors

PAWTUCKET, R.I.--(BUSINESS WIRE) — February 26, 2008 -- Hasbro, Inc. (NYSE:HAS) announced today that Kenneth A. Bronfin, President of Hearst Interactive Media, has been elected to the Company’s Board of Directors effective March 1, 2008.

“Ken Bronfin is a highly respected business leader with 22 years of experience in the media and entertainment industry and we are very pleased to have him join our Board,” said Alan Hassenfeld, Chairman of the Board of Hasbro, Inc. “He is one of the key forces behind Hearst Corporation’s transformation from a traditional media company to an interactive media leader.  Ken’s appointment comes at a very exciting time in our history when we are becoming a more media-driven company and providing consumers with unique and immersive ways to enjoy our world-class brand portfolio.”

As President of Hearst Interactive Media since 2002, Bronfin leads a team that operates interactive businesses, initiates new ventures, makes strategic investments in internet content and infrastructure companies, and works with Hearst's other divisions to adapt the company's editorial and programming resources to new formats. In addition, he has responsibility for the day-to-day management of various interactive activities at Hearst with a focus on business development and strategic relationships, mergers and acquisitions, and investments.  He sits on the Boards of several Hearst Interactive Media portfolio companies.  Bronfin joined Hearst Corporation in 1996 as Senior Vice President and Deputy Group Head of Hearst Interactive Media.

Prior to joining Hearst, Bronfin worked for the National Broadcasting Company (NBC) for 10 years, during which he held a series of increasingly responsible roles, including Vice President of NBC Cable and Business Development, General Manager of NBC’s digital television group, and was also a founder of their Interactive Media unit.  He joined NBC as part of its Management Associate program in 1986.

Bronfin holds a bachelor's degree in electrical engineering from the University of Virginia and an MBA in management from the Wharton School of the University of Pennsylvania. He also holds patents in the field of television technology.

Hasbro (NYSE:HAS) is a worldwide leader in children's and family leisure time entertainment products and services, including the design, manufacture and marketing of games and toys ranging from traditional to high-tech. Both internationally and in the U.S., its PLAYSKOOL, TONKA, MILTON BRADLEY, PARKER BROTHERS, TIGER, and WIZARDS OF THE COAST brands and products provide the highest quality and most recognizable play experiences in the world.

CONTACT:

Hasbro, Inc.

Corporate Communications

Wayne Charness, 401-727-5983

or

Investor Relations

Karen Warren, 401-727-5401